Exhibit 99.1

Media Contacts
Michael Doherty	Christian Pinkston
Covad Communications	Pinkston Group
408-952-7431	703-574-2137
mdoherty@covad.com	pinkston@pinkstongroup.com
Covad Investor Relations
Susan Jin Davis
Covad Communications
408-434-2130
investorrelations@covad.com
Covad Finalizes Acquisition of NextWeb
Purchase brings Covad 3,000 profitable broadband
wireless customers in California and Nevada
San Jose, Calif. (Feb. 21, 2006) – Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, has completed its acquisition of NextWeb, Inc., a broadband wireless carrier operating in California and Nevada.
“For the last five years, no one has delivered business-class wireless broadband better than NextWeb,” said Charles Hoffman, Covad president and chief executive officer. “With this acquisition, we complement our existing network footprint, can provide higher bandwidth products to our customers, can provision customers more quickly, and ultimately own the “last mile” and further reduce our dependency on the ILECs.”
NextWeb, based in Fremont, California, delivers business-class broadband service to small and medium-sized businesses at speeds up to 100 megabits per second (Mbps), complementing Covad’s existing portfolio of data solutions. NextWeb currently provides service to more than 3,000 business customers in the greater San Francisco Bay Area, the Los Angeles metropolitan area, parts of central California, and Las Vegas, NV, with coverage available to more than 200,000 business locations in these areas.
NextWeb finished 2005 with revenues of approximately $10 million and has been EBITDA and cash-flow positive since December 2003. Covad’s focus for 2006 will be maximizing NextWeb’s revenue and profit contribution within its existing wireless markets and footprint. This will contribute to Covad’s plan to be EBITDA positive by mid-year 2006.
Graham Barnes, NextWeb’s CEO, will report to Hoffman in the position of senior vice president and general manager. NextWeb will continue to offer its full portfolio of business broadband services, including scalable bandwidth up to 10 Mbps, redundant access, converged solutions, and high-capacity licensed point-to-point links at speeds up to 100 Mbps.
According to Barnes, “NextWeb proved that carriers could efficiently and profitably deliver business-class broadband services using pre-WiMAX technology. By becoming part of Covad, we are now well-positioned to capitalize on the potential that wireless broadband access technology has as a complement to traditional wireline broadband services.”

“The combination of wireline and wireless broadband services is a competitive advantage as business customers continue to seek out providers of converged voice and data solutions offered through a variety of technologies,” says Pyramid Research’s senior analyst Ozgur Aytar.
Covad will pay approximately $3.9 million in cash and issue approximately 16 million Covad shares in the transaction. A portion of Covad shares to be issued are restricted from sale in the open market for a period of time.
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About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, wireless broadband, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward- looking statements include expectations regarding the expected performance of NextWeb’s products and services after they are integrated with Covad, Covad’s wireless plans and the future financial performance of Covad. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include increasing competition in the market for broadband and wireless services, future changes in telecommunications regulations and litigation concerning current regulations, our ability to effectively integrate NextWeb and offer wireless services, and our ability to increase the revenue that we obtain from our other services and maintain an efficient cost structure, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.